FieldPoint Petroleum Evaluates Drilling Opportunity in Lea County New Mexico

Company Considers Farmout Offer from Cimarex Energy Co.

AUSTIN, Texas April 23, 2010 /Business wire/ - FieldPoint Petroleum Corporation (NYSE/AMEX: FPP) announced today that it has received an offer from Cimarex Energy Co, (NYSE: XEC) to enter into a farmout agreement covering fifty percent of all the FieldPoint leasehold interest in section 15 of Lea County, NM. The proposal includes drilling the first horizontal well.  Section 15 offsets the Korczak well in section 14 and Cimarex already has leasehold interest in section 16. The drilling target would be to horizontal drill in the Bone Spring formation.

FieldPoint is aware of at least one horizontal well within approximately 5-10 miles of the subject area that came in producing 400 to 800 barrels of oil per day, but will engage the services of a geologist to evaluate the potential of the leasehold before any decision to proceed is made.

FieldPoint’s President and CEO, Ray D. Reaves, said, ”As we previously announced, data from section 14 near the Korczak well indicates the possibility of good pay zones in the upper and lower Wolfcamp formations.  We would definitely like to explore the potential of the Bone Spring formation in this area as well.  If we decide to pursue this, we will work with Cimarex or another industry partner.”

FieldPoint has 75%-100% working interest in the E/2W/2 and W/2W/2 of section 15.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com